As filed with the Securities and Exchange Commission on November 18, 2005

Registration No. 333-46374 Registration No. 333-54668

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
ON
FORM S-3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRANSOCEAN INC.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	4 Greenway Plaza Houston, Texas 77046 (713) 232-7500	66-0582307 (I.R.S. Employer Identification No.)
(Address, including zip code,
and telephone number, including
area code, of registrant’s principal executive offices)
Eric B. Brown, Esq.
Transocean Inc.
4 Greenway Plaza
Houston, Texas 77046
(713) 232-7500
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

With Copies To:
Gene J. Oshman, Esq.
John D. Geddes, Esq.
Baker Botts L.L.P.
One Shell Plaza
Houston, Texas 77002
(713) 229-1234
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Post-Effective Amendment No. 3 on Form S-3 relates to the registration of ordinary shares, par value $.01 per share (the “Ordinary Shares”), of Transocean Inc. (the “Registrant” or “Transocean”) issuable upon exercise of warrants previously assumed by Transocean in 2001 as described below. Until the effectiveness of this Post-Effective Amendment, such Ordinary Shares have been registered pursuant to Registration Statement on Form S-4 (Registration No. 333-46374) and Registration Statement on Form S-4 (Registration No. 333-54668) (together, the “Registration Statements”) filed by Transocean. This registration statement constitutes Post-Effective Amendment No. 3 to both of the Registration Statements. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Registration Statements.
     On January 31, 2001, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 19, 2000 by and among Transocean Inc., Transocean Holdings Inc., a Delaware corporation and direct, wholly owned subsidiary of the Registrant (“Sub”), TSF Delaware Inc., a Delaware corporation and direct, wholly-owned subsidiary of Sub (“Merger Sub”), and R&B Falcon Corporation, a Delaware corporation (“R&B Falcon”), among other things:
•	Merger Sub was merged into R&B Falcon (the “Merger”), as a result of which R&B Falcon became a wholly owned subsidiary of Sub,

•	each outstanding share of Common Stock, par value $0.01 per share, of R&B Falcon (“R&B Falcon Common Stock”) was converted into the right to receive 0.5 Ordinary Shares,

•	the Registrant assumed R&B Falcon’s obligations under certain stock incentive plans (collectively, the “Plans”), and Ordinary Shares became purchasable or otherwise issuable thereunder in lieu of R&B Falcon Common Stock, and

•	warrants to purchase Ordinary Shares (the “Warrants”) were deemed issued pursuant to the Registrant’s assumption of warrants to purchase shares of R&B Falcon Common Stock.
     The Registration Statements covered (1) Ordinary Shares issuable in connection with the Merger, (2) Ordinary Shares issuable pursuant to the Plans, (3) Warrants that were deemed issued in connection with the Merger pursuant to the Registrant’s assumption of warrants to purchase shares of R&B Falcon Common Stock and (4) Ordinary Shares issuable upon exercise of the Warrants.
     Post-Effective Amendment No. 1 on Form S-8 to the Registration Statements covered 8,659,804 Ordinary Shares to be offered and sold pursuant to the Plans, including 567,587 Ordinary Shares to be offered and sold pursuant to the TODCO Savings Plan.
     In accordance with an undertaking made by Transocean in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Transocean deregistered, by means of Post-Effective Amendment No. 2 on Form S-8 to the Registration Statements filed on June 17, 2003, all Ordinary Shares registered thereunder which were issuable under the TODCO Savings Plan and which remained unsold as of June 17, 2003 and all interests in the TODCO Savings Plan.
     Post-Effective Amendment No. 2 on Form S-8 to the Registration Statements related only to the Ordinary Shares issuable pursuant to the TODCO Savings Plan and did not relate to (1) Ordinary Shares issuable in connection with the Merger, (2) Warrants that were deemed issued in connection with the Merger pursuant to the Registrant’s assumption of warrants to purchase shares of R&B Falcon Common Stock, (3) Ordinary Shares issuable upon exercise of the Warrants and (4) Ordinary Shares issuable pursuant to the other Plans. Post-Effective Amendment No. 1 on Form S-8 to the Registration Statements related only to the Ordinary Shares issuable pursuant to the Plans. Accordingly, after Post-Effective Amendment No. 2 was filed, the Registration Statements continued to cover the (1) Ordinary Shares issuable in connection with the Merger, (2) Warrants that were deemed issued in connection with the Merger pursuant to the Registrant’s assumption of warrants to purchase shares of R&B Falcon Common Stock and (3) Ordinary Shares issuable upon exercise of the Warrants and the Registration Statements (as amended by Post-Effective Amendments No. 1 thereto) continued to cover the Ordinary Shares issuable pursuant to the other Plans.
     This Post-Effective Amendment No. 3 on Form S-3 to the Registration Statements is being filed to delete information relating to the Merger that is no longer relevant to holders of Warrants, include additional information relating to the Warrants and update information contained in the Registration Statements. This Post-Effective Amendment No. 3 on Form S-3 to the Registration Statements relates only to the Ordinary Shares issuable upon exercise of the Warrants and does not relate to, and the Registration Statements (as amended by Post-Effective Amendments No. 1 and 2 thereto) continue to cover, (1) Ordinary Shares issuable in connection with the Merger, (2) Warrants that were deemed issued in connection with the Merger pursuant to the Registrant’s assumption of warrants to purchase shares of R&B Falcon Common Stock and (3) Ordinary Shares issuable pursuant to the Plans.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2005
PROSPECTUS
5,127,500 Ordinary Shares
     This prospectus relates to 5,127,500 of our ordinary shares that are issuable upon the exercise of the warrants, originally issued by R&B Falcon Corporation, that we assumed in connection with our merger transaction with R&B Falcon. This transaction is described in the “Merger with R&B Falcon Corporation” section of this prospectus.
     Each warrant is currently exercisable for 17.5 ordinary shares, subject to adjustment. The exercise price of the warrants is $19 per share, subject to adjustment. We will receive up to $97.4 million in proceeds upon the exercise of the warrants.
     Our ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.” On November 17, 2005, the closing price of the ordinary shares was $59.77 per share. The warrants are not listed on any national securities exchange or quoted on any automated quotation system.
     You should carefully consider the risk factors commencing on page 7.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November  , 2005

Where You Can Find More Information
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     Our homepage on the Internet’s World Wide Web is located at http://www.deepwater.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.
     This prospectus is part of a registration statement we have filed with the SEC relating to our ordinary shares issuable upon exercise of the warrants. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:
•	our Annual Report on Form 10-K for the year ended December 31, 2004

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

•	our Proxy Statement on Schedule 14A filed with the SEC on March 18, 2005

•	our Current Reports on Form 8-K filed with the SEC on February 15, February 18, February 22, April 1, May 16 (Item 1.01 and related Item 9.01 only), June 9, July 13, July 18, July 19, July 25, and August 9, 2005

•	the description of our ordinary shares contained in our Current Report on Form 8-K filed with the SEC on May 17, 1999
     In addition, we incorporate by reference any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and before the effectiveness of the registration statement.

     You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning at the following address:

Transocean Inc. 4 Greenway Plaza Houston, Texas 77046 Attention: Director of Investor Relations Telephone: (713) 232-7500

Forward-Looking Information
     The statements included or incorporated by reference in this prospectus regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements to the effect that we or management “anticipates,” “believes,” “budgets,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” or “projects” a particular result or course of events, or that such result or course of events “could,” “might,” “may,” “scheduled” or “should” occur, and similar expressions, are also intended to identify forward-looking statements. Forward-looking statements in, or incorporated by reference into, this prospectus include, but are not limited to, statements involving contract commencements, contract option exercises, revenues, expenses, commodity prices, customer drilling programs, supply and demand, utilization rates, dayrates, contract backlog, planned shipyard projects and rig mobilizations and their effects, the upgrade project for the Sedco 700-class rig for a client, other major upgrades, rig relocations, expected downtime (including downtime with respect to the Deepwater Nautilus and Transocean Marianas), the impact of hurricane damages to the Deepwater Nautilus and Transocean Marianas on operating income, capital expenditures and insurance proceeds, future activity in the deepwater, mid-water and the shallow and inland water market sectors, market outlook for our various geographical operating sectors, capacity constraints for fifth-generation rigs, rig classes and business segments, effects of new rigs on the market, the valuation allowance for deferred net tax assets of TODCO, the TODCO tax sharing dispute, intended reduction of debt and other uses of excess cash, including ordinary share repurchases, the timing and funding of share repurchases, planned asset sales, timing of asset sales, proceeds from asset sales, our effective tax rate, changes in tax laws, treaties and regulations, our Sarbanes-Oxley Section 404 process, changes in our internal control structure and the impact of these changes on the overall effectiveness of our controls, our other expectations with regard to market outlook, operations in international markets, expected capital expenditures, results and effects of legal proceedings and governmental audits and assessments, adequacy of insurance, liabilities for tax issues, recognition of loss on termination of our prior revolving credit agreement, recognition of gain on debt repurchase, liquidity, cash flow from operations, adequacy of cash flow for our obligations, effects of accounting changes, adoption of accounting policies, pension plan contributions and the timing and cost of completion of capital projects. Such statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to, those described under “-Risk Factors” below, the adequacy of sources of liquidity, the effect and results of litigation, audits and contingencies and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2004 and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

About Transocean Inc.
     Transocean Inc. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells. As of November 7, 2005, we owned, had partial ownership interests in or operated 92 mobile offshore and barge drilling units. As of this date, our fleet included 32 High-Specification semisubmersibles and drillships (“floaters”), 24 Other Floaters, 25 Jackup Rigs and 11 Other Rigs. Our mobile offshore drilling fleet is considered one of the most modern and versatile fleets in the world. Our primary business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide additional services, including integrated services. Our ordinary shares are listed on the New York Stock Exchange under the symbol “RIG.”
     Transocean Inc. is a Cayman Islands exempted company with principal executive offices in the U.S. located at 4 Greenway Plaza, Houston, Texas 77046. Our telephone number at that address is (713) 232-7500.
Merger with R&B Falcon Corporation
     On January 31, 2001, we completed a merger transaction with R&B Falcon Corporation in which we acquired all of the issued and outstanding common stock of R&B Falcon by issuing to each R&B Falcon common shareholder 0.5 newly issued Transocean Sedco Forex Inc. (now Transocean Inc.) ordinary shares for each R&B Falcon share.
     In connection with this merger transaction, in January 2001, we entered into a supplemental warrant agreement and a supplement to the related registration rights agreement previously entered into by R&B Falcon and the holders of R&B Falcon’s warrants. Prior to the supplemental warrant agreement, each warrant entitled the holder thereof to purchase 35 shares of R&B Falcon’s common stock for $9.50 per share. Pursuant to the warrant agreement, upon consummation of any merger, the warrants automatically become exercisable for the kind and amount of securities which the holder of a warrant would have owned immediately after the merger if the holder had exercised the warrant immediately before the effective date of the particular merger. As provided by the warrant agreement, the supplemental warrant agreement provides that each warrant currently entitles the holder thereof to purchase 17.5 of our ordinary shares for $19.00 per share. As of October 31, 2005, 64,000 warrants had been exercised and converted into 1,120,000 ordinary shares. As of October 31, 2005 there were 229,000 warrants outstanding, entitling the owners thereof to purchase a total of 4,007,500 ordinary shares.

Risk Factors
     You should consider carefully the following matters, in addition to the other information included or incorporated by reference in this prospectus, before reaching a decision regarding an investment in the ordinary shares or warrants.
     OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.
     Our business depends on the level of activity in oil and gas exploration, development and production in market sectors worldwide, with the U.S. and international offshore areas being our primary market sectors. Oil and gas prices and market expectations of potential changes in these prices significantly affect this level of activity. However, higher commodity prices do not necessarily translate into increased drilling activity since our customers’ expectations of future commodity prices typically drive demand for our rigs. Worldwide military, political and economic events have contributed to oil and gas price volatility and are likely to do so in the future. Oil and gas prices are extremely volatile and are affected by numerous factors, including the following:
    • worldwide demand for oil and gas,
    • the ability of the Organization of Petroleum Exporting Countries, commonly called “OPEC,” to set and maintain production levels and pricing,
    • the level of production in non-OPEC countries,
    • the policies of various governments regarding exploration and development of their oil and gas reserves,
    • advances in exploration and development technology, and
    • the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.
     OUR INDUSTRY IS HIGHLY COMPETITIVE AND CYCLICAL, WITH INTENSE PRICE COMPETITION.
     The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment may also be considered. Mergers among oil and natural gas exploration and production companies have reduced the number of available customers.
     Our industry has historically been cyclical and is impacted by oil and gas price levels and volatility. There have been periods of high demand, short rig supply and high dayrates, followed by periods of low demand, excess rig supply and low dayrates. Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply intensify the competition in the industry and often result in rigs being idle for long periods of time. We may be required to idle rigs or enter into lower rate contracts in response to market conditions in the future.
     During prior periods of high utilization and dayrates, industry participants have increased the supply of rigs by ordering the construction of new units. This has often created an oversupply of drilling units and has caused a decline in utilization and dayrates when the rigs enter the market, sometimes for extended periods of time. As of the date of this prospectus, there are approximately 14 high-specification rigs and 42 jackup rigs under contract for construction with delivery dates ranging from 2005 to 2009. There are also a number of mid-water semisubmersibles that are being upgraded to enhance their operating capability. The entry into service of these new and upgraded units will increase supply and could curtail a further strengthening of dayrates, or reduce them, in the affected markets or result in a softening of the affected markets as rigs are absorbed into the active fleet. Any further increase in construction of new drilling units would likely exacerbate the negative impacts on utilization and dayrates. Lower utilization and dayrates in one or more of the regions in which we operate could adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain classes of our drilling rigs or our goodwill balance if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs, or the goodwill balance, may not be recoverable.
     OUR DRILLING CONTRACTS MAY BE TERMINATED DUE TO A NUMBER OF EVENTS.
     Our customers may terminate or suspend some of our term drilling contracts under various circumstances such as the loss or destruction of the drilling unit, downtime caused by equipment problems or sustained periods of downtime due to force majeure events. Some drilling contracts permit the customer to terminate the contract at the customer’s option without paying a termination fee. Suspension of drilling contracts results in loss of the dayrate for the period of the suspension. If our customers cancel some of our significant contracts and we are unable to secure new contracts on substantially similar terms, it could adversely affect our results of operations. In reaction to depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.
     OUR SHIPYARD PROJECTS ARE SUBJECT TO DELAYS AND COST OVERRUNS.
     Our shipyard projects, including our Sedco 700-class rig upgrade for a client, any potential rig reactivations and other major upgrades, are subject to risks of delay and cost overruns for a variety of reasons, including some outside of our control. A delay could adversely affect any drilling contract for the rig following the shipyard work, depending upon the drilling contract terms. Our agreement with a client for the Sedco 700-class rig upgrade requires the shipyard work to be completed by February 15, 2008. The client has the right to terminate the contract should the shipyard work fail to be completed by that time.
     OUR BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS.
     Our operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings and natural disasters such as hurricanes, tropical storms and fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. We may also be subject to personal injury and other claims of rig personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, and failure of subcontractors to perform or supply goods or services or personnel shortages. In addition, offshore drilling operators are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks.
     Consistent with standard industry practice, our clients generally assume, and indemnify us against, well control and subsurface risks under dayrate contracts. These risks are those associated with the loss of control of a well, such as blowout or cratering, the cost to regain control or redrill the well and associated pollution. However, there can be no assurance that these clients will necessarily be financially able to indemnify us against all these risks. Also, we may be effectively prevented from enforcing these indemnities because of the nature of our relationship with some of our larger clients.

     We maintain broad insurance coverages, including coverages for property damage, occupational injury and illness, and general and marine third-party liabilities. Property damage insurance covers against marine and other perils, including losses due to capsizing, grounding, collision, fire, lightning, hurricanes, wind, storms, and action of waves, punch-throughs, cratering, blowouts, explosions, and war risks. We insure all of our offshore drilling equipment for general and third party liabilities, occupational and illness risks, and property damage. We generally insure all of our offshore drilling rigs against property damage for their approximate fair market value.
     In accordance with industry practices, we believe we are adequately insured for normal risks in our operations; however, such insurance coverage may not in all situations provide sufficient funds to protect us from all liabilities that could result from our drilling operations. Although our current practice is generally to insure all of our rigs for their approximate fair market value, our insurance would not completely cover the costs that would be required to replace certain of our units, including certain High-Specification Floaters. We have also increased our deductibles such that certain claims may not be reimbursed by insurance carriers. Such lack of reimbursement may cause the company to incur substantial costs.
     OUR NON-U.S. OPERATIONS INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH OUR U.S. OPERATIONS.
     We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:
    • terrorist acts, war and civil disturbances;
    • expropriation or nationalization of equipment; and
    • the inability to repatriate income or capital.
     We are protected to a substantial extent against loss of capital assets, but generally not loss of revenue, from most of these risks through insurance, indemnity provisions in our drilling contracts, or both. The necessity of insurance coverage for risks associated with political unrest, expropriation and environmental remediation for operating areas not covered under our existing insurance policies is evaluated on an individual contract basis. Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not totally insurable. If a significant accident or other event occurs and is not fully covered by insurance or a recoverable indemnity from a client, it could adversely affect our consolidated financial position, results of operations or cash flows. Moreover, no assurance can be made that we will be able to maintain adequate insurance in the future at rates we consider reasonable or be able to obtain insurance against certain risks, particularly in light of the instability and developments in the insurance markets following the terrorist attacks of September 11, 2001. As of November 7, 2005, all areas in which we were operating were covered by existing insurance policies.
     Many governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.
     Our non-U.S. contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development and taxation of offshore earnings and earnings of expatriate personnel. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration of oil and gas and other aspects of the oil and gas industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil or gas price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.
     Another risk inherent in our operations is the possibility of currency exchange losses where revenues are received and expenses are paid in nonconvertible currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation. We seek to limit these risks by structuring contracts such that compensation is made in freely convertible currencies and, to the extent possible, by limiting acceptance of non-convertible currencies to amounts that match our expense requirements in local currency.
     A CHANGE IN TAX LAWS OF ANY COUNTRY IN WHICH WE OPERATE COULD RESULT IN A HIGHER TAX RATE ON OUR WORLDWIDE EARNINGS.
     We operate worldwide through our various subsidiaries. Consequently, we are subject to changing taxation policies in the jurisdictions in which we operate, which could include policies directed toward companies organized in jurisdictions with low tax rates. A material change in the tax laws of any country in which we have significant operations, including the U.S., could result in a higher effective tax rate on our worldwide earnings. In addition, our income tax returns are subject to review and examination in various jurisdictions in which we operate.
     FAILURE TO RETAIN KEY PERSONNEL COULD HURT OUR OPERATIONS.
     We require highly skilled personnel to operate and provide technical services and support for our drilling units. To the extent that demand for drilling services and the size of the worldwide industry fleet increase, shortages of qualified personnel could arise, creating upward pressure on wages. We are continuing our recruitment and training programs as required to meet our anticipated personnel needs.
     On January 31, 2005, approximately 15 percent of our employees and contracted labor worldwide worked under collective bargaining agreements, most of whom worked in Norway, U.K. and Nigeria. Of these represented individuals, substantially all are working under agreements that are subject to salary negotiation in 2005. These negotiations could result in higher personnel expenses, other increased costs or increased operating restrictions.
     COMPLIANCE WITH OR BREACH OF ENVIRONMENTAL LAWS CAN BE COSTLY AND COULD LIMIT OUR OPERATIONS.
     Our operations are subject to regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment. For example, as an operator of mobile offshore drilling units in navigable U.S. waters and some offshore areas, we may be liable for damages and costs incurred in connection with oil spills related to those operations. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our consolidated financial position, results of operations or cash flows.
     We have generally been able to obtain some degree of contractual indemnification pursuant to which our clients agree to protect and indemnify us against liability for pollution, well and environmental damages; however, there is no assurance that we can obtain such indemnities in all of our contracts or that, in the event of extensive pollution and environmental damages, the clients will have the financial capability to fulfill their contractual obligations to us. Also, these indemnities may not be enforceable in all instances. Also, we may be effectively prevented from enforcing these indemnities because of the nature of our relationship with some of our larger clients.

     WORLD POLITICAL EVENTS COULD AFFECT THE MARKETS FOR DRILLING SERVICES.
     On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. In the past several years, world political events have resulted in military action in Afghanistan and Iraq. Military action by the U.S. or other nations could escalate and further acts of terrorism in the U.S. or elsewhere may occur. Such acts of terrorism could be directed against companies such as ours. These developments have caused instability in the world’s financial and insurance markets. In addition, these developments could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services. Insurance premiums have increased and could rise further and coverages may be unavailable in the future.
     U.S. government regulations may effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future.

Use of Proceeds
     We may receive up to $97.4 million from the exercise of the warrants. We will use any net proceeds from the exercise of the warrants for general corporate purposes. These purposes may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.
Description of Share Capital
     We are a Cayman Islands exempted company. Our authorized share capital is $13,000,000, divided into:
•	800,000,000 ordinary shares, par value $0.01, and

•	50,000,000 other shares, par value $0.10, which shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors.
     As of October 31, 2005, 330,082,373 ordinary shares and no other class or series of shares had been issued and were outstanding.
     The following description of our share capital is a summary. This summary is not complete and is subject to the complete text of our memorandum of association (the “memorandum”) and articles of association (the “articles”). Our memorandum and articles are exhibits to the registration statement and are incorporated herein by reference. We encourage you to read those documents carefully.
Description of Ordinary Shares
Voting
     The holders of ordinary shares are entitled to one vote per share other than on the election of directors.
     With respect to the election of directors, each holder of ordinary shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. Cumulative voting for the election of directors is prohibited by our articles.
     There are no limitations imposed by Cayman Islands law or our articles on the right of nonresident shareholders to hold or vote their ordinary shares.
     The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of at least a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank in any respect prior to or equivalent with those shares.

     Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of a company, voluntarily winding up a company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by the holders of two-thirds of the shares voted at a general meeting or (2) approved in writing by all shareholders entitled to vote at a general meeting of the company.
Quorum for General Meetings
     The presence of shareholders, in person or by proxy, holding at least a majority of the issued shares generally entitled to vote at a meeting, is a quorum for the transaction of most business. However, different quorums are required in some cases to approve a change in our articles.
     Shareholders present, in person or by proxy, holding at least 95% of the issued shares entitled to vote at a meeting constitute the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cause any of the following provisions of the articles to cease to apply:
•	Section 17 — which relates to the convening of general meetings

•	Section 19 — which relates to proceedings and procedures at general meetings

•	Section 21.1 — which relates to the election and appointment of directors

•	Section 26 — which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

•	Section 27 — which generally requires shareholders to approve business combinations with interested shareholders (with the exceptions described below)
     However, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at the meeting, is a quorum if:
•	a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution, and

•	in the case of a special resolution to amend, vary, suspend the operation of or disapply Section 27 of the articles, other than a special resolution referred to below, the favorable board of directors’ recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors
     In addition, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at a meeting, is also the required quorum to consider or adopt a special resolution to delete Section 27 of the articles if:
•	the resolution will not be effective until 12 months after the passing of the resolution, and

•	the restriction in Section 27 of the articles will otherwise continue to apply to any business combination between us and any person who became an interested shareholder on or before the passing of the resolution

     The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.
Dividend Rights
     Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.
Rights upon Liquidation
     Upon our liquidation, after the full amounts that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, the holders of ordinary shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.
No Sinking Fund
     The ordinary shares have no sinking fund provisions.
No Liability for Further Calls or Assessments
     The ordinary shares that have been issued to date are fully paid and nonassessable. Any ordinary shares we offer under this prospectus will be fully paid and nonassessable.
No Preemptive Rights
     Holders of ordinary shares will have no preemptive or preferential right to purchase any of our securities.
Redemption and Conversion
     The ordinary shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.
Repurchase
     Under our articles, we may purchase any issued ordinary shares in the circumstances and on the terms agreed by us and the holder of the shares, whether or not we have made a similar offer to any of the other holders of ordinary shares.
Restrictions on Transfer
     Subject to the rules of any stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.
Other Classes or Series of Shares
     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.
Compulsory Acquisition of Shares Held by Minority Holders
     An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:
•	By a procedure under the Companies Law (2000 Revision) of the Cayman Islands known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of a Cayman Islands court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders present, in person or by proxy, at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement, or

•	By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party. If the acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince a Cayman Islands court to order otherwise.
Stock Exchange Listing
     The ordinary shares are listed on the New York Stock Exchange and trade under the symbol “RIG.”
Transfer Agent
     The transfer agent and registrar for the ordinary shares is The Bank of New York.

Description of Preference Shares
     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of up to 50,000,000 preference shares in one or more classes or series of shares. The board of directors can also establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.
     We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and you should read it for provisions that may be important to you.
     The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:
•	the title of the preference shares

•	the maximum number of shares of the series

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative

•	procedures for any auctioning or remarketing of the preference shares

•	any liquidation preference

•	any optional redemption provisions

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares

•	any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares

•	any voting rights

•	any other preferences and relative, participating, optional or other special rights and limitations
     Any preference shares we offer under this prospectus will be fully paid and nonassessable. The transfer agent and registrar for each series will be described in the related prospectus supplement.

Description of Warrants
General
     The warrants were issued pursuant to a warrant agreement dated April 22, 1999 between R&B Falcon and American Stock Transfer & Trust Company, the initial warrant agent. Additionally, we entered into a supplemental warrant agreement relating to the warrants in connection with our merger with R&B Falcon, dated January 31, 2001 and another supplemental warrant agreement appointing The Bank of New York as warrant agent, dated September 14, 2005. The following summary of the material provisions of the warrant agreement, as supplemented, does not purport to be complete and is qualified in its entirety by reference to the warrant agreement and the supplemental warrant agreement. Copies of the warrant agreement and the supplemental warrant agreement have been filed as exhibits to this registration statement.
     Each warrant, when exercised, will entitle the holder thereof to purchase 17.5 fully paid and non-assessable ordinary shares, at an exercise price of $19.00 per share. The exercise price and the number of ordinary shares into which the warrants are exercisable are both subject to adjustment in some cases, as discussed below. The holders of the warrants would be entitled, in the aggregate, to purchase ordinary shares currently representing approximately 1.19% of the outstanding ordinary shares on a fully diluted basis if exercised as of October 31, 2005. Unless exercised, the warrants will automatically expire on May 1, 2009.
     The warrants may be exercised by surrendering to us the warrant certificate evidencing the warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made at the holder’s election (i) in cash in United States dollars by wire transfer or by certified or official bank check or (ii) without a cash payment being required, for such number of ordinary shares equal to the product of (A) the number of ordinary shares into which such warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and (B) the cashless exercise ratio. The cashless exercise ratio shall equal a fraction the numerator of which is the Market Value (as defined in the warrant agreement) per ordinary share on the date of exercise minus the exercise price per share as of the date of exercise and the denominator of which is the Market Value per share on the date of exercise. Upon surrender of the warrant certificate and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of such holder, share certificates representing the number of whole ordinary shares to which the holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants. All ordinary shares or other securities issuable by us upon the exercise of the warrant shall be validly issued, fully paid and non-assessable.
     No fractional ordinary shares will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional ordinary shares less a corresponding fraction of the exercise price.
     The holders of the warrants will have no right to vote on matters submitted to our shareholders and will have no fight to receive dividends. The holders of the warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their warrants prior to the commencement of any such case.

Adjustments
     The number of ordinary shares purchasable upon exercise of warrants and the exercise price will be subject to adjustment, subject to certain exceptions, on the occurrence of some events, including: (i) the payment by us of dividends and other distributions on the ordinary shares in ordinary shares or other shares of our company, (ii) subdivisions, combinations and reclassification of the ordinary shares, (iii) the issuance to all holders of ordinary shares of rights, options or warrants entitling them to subscribe for ordinary shares or securities convertible into, or exchangeable or exercisable for, ordinary shares at a price which is less than the Fair Value per share (as defined), (iv) certain distributions to all holders of ordinary shares of any of our assets, debt securities, or any rights or warrants to purchase any debt securities, assets or other securities (excluding cash dividends paid out of current or retained earnings), (v) the issuance of ordinary shares for consideration per share less than the then Fair Value per ordinary share (excluding ordinary shares issued under benefit plans, but only to the extent that the number of shares so excluded does not exceed 5% of our outstanding shares) and (vi) the issuance of securities convertible into or exchangeable for ordinary shares for a conversion or exchange price plus consideration received upon issuance less than the then Fair Value per ordinary share. Adjustments to the exercise price per share will be calculated to the nearest cent. No adjustment need be made for any of the foregoing transactions if warrantholders are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of ordinary shares participate in the transaction.
     “Fair Value” per security at any date of determination shall be (1) in connection with a sale to a party that is not an affiliate of our company in an arm’s-length transaction, the price per security at which such security is sold and (2) in connection with any sale to an affiliate of our company, (a) the last price per security at which such security was sold in a non-affiliate sale within the three-month period preceding such date of determination or (b) if clause (a) is not applicable, the fair market value of such security determined in good faith by (i) a majority of our Board of Directors, including a majority of the Disinterested Directors, and approved in a board resolution delivered to the warrant agent or (ii) a nationally recognized investment banking, appraisal or valuation firm, which is not an affiliate of our company, in each case, taking into account, among all other factors deemed relevant by our Board of Directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded.
     “Disinterested Director” means, in connection with any issuance of securities that gives rise to a determination of the Fair Value thereof, each member of the Board of Directors who is not an officer, employee, director or other affiliate of the party to whom we are proposing to issue the securities giving rise to such determination.
     No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the exercise price. Any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.
     In the case of certain consolidations or mergers of our company, or the sale of all or substantially all of our assets to another corporation, (i) each warrant will thereafter be exercisable for the right to receive the kind and amount of securities or other assets to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto and (ii) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale shall have been made will assume our obligations under the warrant agreement.
Reservation of Shares
     We will at all times reserve and keep available such number of ordinary shares as will be issuable upon the exercise of all outstanding warrants. Such ordinary shares, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Amendment
     From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the legal rights of any holder. Any amendment or supplement to the warrant agreement that materially adversely affects the legal rights of the holders of the warrants will require the written consent of the holders of a majority of the then outstanding warrants (excluding warrants held by us or any of our affiliates). The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of ordinary shares purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrant agreement).
Book-Entry, Delivery and Form
     For purposes of the following description of the book-entry, delivery and form provisions of the warrants, references to “Global Certificates” shall mean registered, global certificates representing the warrants, and references to “Global Securities” shall mean the warrants as represented by the Global Certificates.
     The warrants were issued initially only as registered securities in the form of one or more registered Global Certificates without coupons. Upon issuance, the Global Certificates were deposited with The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of Cede & Co. as its nominee, in each case for credit to the accounts of DTC’s Direct and Indirect Participants (as defined below).
     Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may be exchanged for securities in certificated form except in the limited circumstances described below. See “—Transfer of Interests in Global Securities for Certificated Securities.”
     The warrants may be presented for registration of transfer and exchange at the offices of the warrant agent.
Depositary Procedures
     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Participant (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each beneficial owner and of each security held by or on behalf of DTC is recorded on the records of the Participants and the Indirect Participants.
     DTC has also advised us that, pursuant to DTC’s procedures, DTC will maintain records of the ownership interests of Participants in the Global Securities and the transfer of ownership interests by and between Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, the Indirect Participants or other owners of beneficial interests in the Global Securities. Participants and the Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, the Indirect Participants and other owners of beneficial interests in the Global Securities.

     Investors in the Global Securities may hold their interests therein directly through DTC if they are Participants in DTC or indirectly through organizations that are Participants in DTC. All interests in the Global Securities may be subject to the procedures and requirements of DTC.
     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Securities to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of the Indirect Participants and others, the ability of a person having a beneficial interest in a Global Security to pledge such interest to persons or entities that are not Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Securities see "—Transfers of Interests in Global Securities for Certificated Securities.”
     Except as described in “—Transfers of Interests in Global Securities for Certificated Securities,” owners of beneficial interests in the Global Securities will not have securities registered in their names, will not receive physical delivery of securities in certificated form and will not be considered the registered owners or holders thereof under the supplemental warrant agreement for any purpose.
     Under the terms of the supplemental warrant agreement for the warrants, we and the warrant agent will treat the persons in whose names the securities are registered (including securities represented by Global Securities) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the liquidation preference, principal, interest, liquidated damages, if any, and dividends on Global Certificates registered in the name of DTC or its nominee will be payable by the warrant agent to DTC or its nominee as the registered holder. Neither us nor the warrant agent nor any of our agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or the Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or the Indirect Participant’s records relating to the beneficial ownership interests in any Global Security or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or the Indirect Participants.
     DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities is to credit the accounts of the relevant Participants with such payment on the payment date in amounts proportionate to such Participant’s respective ownership interests in the Global Securities as shown on DTC’s records. Payments by Participants and the Indirect Participants to the beneficial owners of the securities will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the warrant agent or us. Neither the warrant agent nor us will be liable for any delay by DTC or its Participants or the Indirect Participants in identifying the beneficial owners of the securities, and the warrant agent and us may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Securities for all purposes.
     Interests in the Global Securities are expected to be eligible to trade in DTC’s same-day funds settlement system and, therefore, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between the Indirect Participants who hold an interest through a Participant will be effected in accordance with the procedures of such Participant but generally will settle in immediately available funds.
     DTC has advised us that it will take any action permitted to be taken by a holder of securities only at the direction of one or more Participants to whose account interests in the Global Securities are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given direction. However, DTC reserves the right to exchange Global Certificates (without the direction of one or more of its Direct Participants) for legended securities in certificated form, and to distribute such certificated forms of securities to its Participants. See “—Transfers of Interests in Global Securities for Certificated Securities.”

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Securities among Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the warrant agent will have any responsibility for the performance by DTC or its respective Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.
     The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.
Transfers of Interests in Global Securities for Certified Securities
     An entire Global Security may be exchanged for definitive securities in registered, certificated form without interest coupons (“Certificated Securities”) if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Securities and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) we, at our option, notify the warrant agent in writing that we elect to cause the issuance of Certificated Securities. In any such case, the Company will notify the warrant agent in writing that, upon surrender by the Participants and the Indirect Participants of their interest in such Global Security, Certificated Securities will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related securities.
     Beneficial interests in Global Securities held by any Participant or Indirect Participant may be exchanged for Certificated Securities (for itself or on behalf of an Indirect Participant), but only upon at least 20 days’ prior written notice given to the warrant agent, as applicable, by or on behalf of DTC in accordance with customary DTC procedures. Certificated Securities delivered in exchange for any beneficial interest in any Global Security will be registered n the names, and issued in any approved denominations, requested by DTC on behalf of such Participant or Indirect Participants (in accordance with DTC’s customary procedures).
     In all cases described herein, such Certificated Securities will bear the restrictive legend referred to in “Notice to Investors,” unless we determine otherwise in compliance with applicable law.
     Neither us nor the warrant agent will be liable for any delay by the holder of the Global Securities or DTC in identifying the beneficial owners of securities, and we and the warrant agent may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Security or DTC for all purposes.
Transfers of Certified Securities for Interests in Global Securities
     Certificated Securities may only be transferred if the transferor first delivers to the warrant agent a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under “Notice to Investors.”
Same Day Settlement and Payment
     The supplemental warrant agreement for the warrants will require that payments in respect of the warrants represented by the Global Securities (including distributions, dividends, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of such Global Security. With respect to Certificated Securities, we will make all payments of distributions, dividends, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Anti-takeover Provisions
     Our articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control.
     The articles provide that our board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, as defined in the articles, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.
     The articles provide that the board of directors will consist of at least two and not more than thirteen persons. The exact number of directors is to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.
     The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. The articles provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after the anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.
     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of ordinary shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of ordinary shares. Special general meetings may be called only by a majority of the entire board of directors.
     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this prospectus.
     The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cease the application of the following provisions of the articles, unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:
•	Section 17 — which relates to the convening of general meetings

•	Section 19 — which relates to proceedings and procedures at general meetings

•	Section 21.1 — which relates to the election and appointment of directors

•	Section 26 — which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

•	Section 27 — which generally requires shareholders to approve business combinations with interested shareholders
     For a description of exceptions to the quorum requirements to amend Section 27, see the discussion under the heading “Description of Ordinary Shares — Quorum for General Meetings.”
     Our articles generally prohibit “business combinations” between us and an “interested shareholder.” Specifically, “business combinations” between an interested shareholder and us are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:
•	the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the board of directors prior to the date the interested shareholder acquired shares

•	the interested shareholder acquired at least 85% of our shares in the transaction in which it became an interested shareholder, or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote
     “Business combinations” is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of our consolidated assets, and most transactions that would increase the interested shareholder’s proportionate share ownership.
     “Interested shareholder” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of our issued voting shares.
Plan of Distribution
     The warrants were previously issued to the holders thereof pursuant to a warrant agreement dated April 22, 1999 between R&B Falcon and American Stock Transfer & Trust Company, the initial warrant agent. Each warrant originally entitled the holder thereof to purchase 35 shares of R&B Falcon’s common stock for $9.50 per share. In connection with our merger with R&B Falcon, we executed a supplemental warrant agreement which provides that each warrant currently entitles the holder thereof to purchase 17.5 of our ordinary shares for $19.00 per share. We executed another supplemental warrant agreement appointing The Bank of New York as warrant agent. The exercise of the warrants continues to be governed by the terms of the original warrant agreement as supplemented by the supplemental warrant agreements.
     The decision to exercise the warrants and purchase our ordinary shares must be made pursuant to each investor’s evaluation of its, his or her best interests. Neither our Board of Directors nor any independent financial advisor makes any recommendation to prospective investors regarding whether they should exercise their warrants. The ordinary shares obtained from the exercise of the warrants may be sold from time to time on the New York Stock Exchange, at prices then prevailing, in negotiated transactions or otherwise.

Legal Opinions
     Legal matters with respect to the ordinary shares underlying the warrants will be passed upon for us by Walkers, Cayman Islands, our Cayman Islands counsel.
Experts
     The consolidated financial statements of Transocean Inc. and Subsidiaries included in Transocean Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and Transocean Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and schedule and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses payable by Transocean Inc. (the “Company”) in connection with the offering described in this Registration Statement.

Registration Fee	$	*
Printing expenses		15,000
Accounting fees and expenses		15,000
Legal fees and expenses		15,000
Miscellaneous		5,000

Total		$50,000

*Previously paid in connection with the Registration Statements on Form S-4 (Registration No. 333-46374 and Registration No. 333-54668).
Item 15. Indemnification of Directors and Officers.
Section 34.1 of the Company’s Articles of Association provides that:
No directors will be personally liable to the Company or, if any, its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or, if any, to its members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the director derived an improper personal benefit.
The Company will indemnify, to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or, while serving as a director or officer of the Company, is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by Section 34.1 also includes the right of such persons to be paid in advance by the Company for their expenses to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect.
Unless otherwise determined by the Company’s board of directors, the Company will indemnify to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company), by reason of the fact that he is or was an employee (other than an officer) or agent of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

The rights and authority conferred by Section 34.1 are not exclusive of any other right that any person has or hereafter acquires under any law, provision of the Company’s Articles of Association or Memorandum of Association, agreement, vote of members of the Company or of the board of directors of the Company or otherwise.
     The Company also has directors and officers liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.
     Agreements that may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company’s officers and directors.
     Item 16. Exhibits.

Exhibit No.	Description of Exhibit
+4.1	Warrant Agreement between R&B Falcon Corporation and American Stock Transfer & Trust Company dated as of April 12, 1999 (incorporated by reference to Exhibit 4.1 to R&B Falcon’s Registration Statement on Form S-3 (Registration No. 333-81181))

+4.2	Supplemental Warrant Agreement dated as of January 31, 2001, including form of Warrant, between R&B Falcon and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.28 of Transocean’s Annual Report on Form 10-K for the year ended December 31, 2000)

4.3	Supplemental Warrant Agreement No. 2 dated as of September 14, 2005 between Transocean Inc. and The Bank of New York, as warrant agent

+4.4	Registration Rights Agreement dated as of April 22, 1999 between R&B Falcon Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to R&B Falcon’s Registration Statement on Form S-3 (Registration No. 333-81181))

+4.5	Supplement to Registration Rights Agreement dated as of January 31, 2001 between Transocean Sedco Forex Inc. and R&B Falcon (incorporated by reference to Exhibit 4.30 of Transocean’s Annual Report on Form 10-K for the year ended December 31, 2000)

5.1	Opinion of Walkers

23.1	Consent of Ernst & Young LLP

23.2	Consent of Walkers (included in Exhibit 5.1)

++24	Powers of Attorney

+	Incorporated by reference as indicated.

++	Incorporated by reference from the Registrant’s Registration Statement on Form S-4, as amended (Registration No. 333-46374).

Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on November 18, 2005.

TRANSOCEAN INC.
By:	/s/ Robert L. Long
Robert L. Long
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 18, 2005.

Signature	Title

/s/ Robert L. Long Robert L. Long	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gregory L. Cauthen Gregory L. Cauthen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ David A. Tonnel David A. Tonnel	Vice President and Controller (Principal Accounting Officer)

/s/ J. Michael Talbert J. Michael Talbert	Chairman of the Board of Directors

* Victor E. Grijalva	Director

Judy J. Kelly	Director

* Arthur Lindenauer	Director

* Martin B. McNamara	Director

* Roberto Monti	Director

Richard A. Pattarozzi	Director

Signature	Title
* Kristian Siem	Director

* Ian C. Strachan	Director

Robert M. Sprague	Director

*	By:	/s/ William E. Turcotte

William E. Turcotte (Attorney-in-Fact)

Index to Exhibits

Exhibit No.	Description of Exhibit
+4.1	Warrant Agreement between R&B Falcon Corporation and American Stock Transfer & Trust Company dated as of April 12, 1999 (incorporated by reference to Exhibit 4.1 to R&B Falcon’s Registration Statement on Form S-3 (Registration No. 333-81181))

+4.2	Supplemental Warrant Agreement dated as of January 31, 2001, including form of Warrant, between R&B Falcon and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.28 of Transocean’s Annual Report on Form 10-K for the year ended December 31, 2000)

4.3	Supplemental Warrant Agreement No. 2 dated as of September 14, 2005 between Transocean Inc. and The Bank of New York, as warrant agent

+4.4	Registration Rights Agreement dated as of April 22, 1999 between R&B Falcon Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to R&B Falcon’s Registration Statement on Form S-3 (Registration No. 333-81181))

+4.5	Supplement to Registration Rights Agreement dated as of January 31, 2001 between Transocean Sedco Forex Inc. and R&B Falcon (incorporated by reference to Exhibit 4.30 of Transocean’s Annual Report on Form 10-K for the year ended December 31, 2000)

5.1	Opinion of Walkers

23.1	Consent of Ernst & Young LLP

23.2	Consent of Walkers (included in Exhibit 5.1)

++24	Powers of Attorney

+	Incorporated by reference as indicated.

++	Incorporated by reference from the Registrant’s Registration Statement on Form S-4, as amended (Registration No. 333-46374).